Provident Energy Announces July Cash Distribution NEWS RELEASE NUMBER 23-04 July 7, 2004

CALGARY, ALBERTA - Provident Energy Trust (Provident) (TSX-PVE.UN; AMEX-PVX) today announced its July cash distribution will be CDN$0.12 per unit payable on August 13, 2004. July’s distribution is consistent with the distribution announced for the previous month.

July distributions will be paid to unitholders of record on July 20, 2004. The ex-distribution date will be July 16, 2004. For unitholders receiving their distribution in U.S. funds, the July 2004 cash distribution will be approximately US$0.09 based on an exchange rate of .7544.  The actual U.S. dollar distribution will depend on the Canadian/U.S. dollar exchange rate on the payment date and will be subject to applicable withholding taxes.

Provident Energy Trust is a Calgary-based, open-ended energy trust that owns and manages oil and gas production businesses and a midstream services business.  Provident’s energy portfolio is located in some of the more stable and predictable producing regions in western Canada and southern California. Provident provides monthly cash distributions to its unitholders and trades on the Toronto Stock Exchange and the American Stock Exchange under the symbols PVE.UN and PVX, respectively.

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Investor and Media Contact:                                                                                             Corporate Head Office:
Jennifer Pierce                                                                                                                      700, 112 – 4th Avenue S.W.
Senior Manager                                                                                                                    Calgary, Alberta T2P 0H3
Investor Relations and Communications                                                                         Phone: (403) 296-2233
Phone (403) 231-6736                                                                                                           Toll Free: 1-800-587-6299
Email: info@providentenergy.com                                                                                    Fax: (403) 261-6696
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